UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NEW ULM TELECOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW ULM TELECOM, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 28, 2015

The Annual Meeting of the Shareholders of New Ulm Telecom, Inc. (the Company) will be held at the New Ulm Event Center, located at 301 20th Street South in New Ulm, Minnesota, on Thursday, May 28, 2015 at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	To elect three Directors named in the attached proxy statement to serve for ensuing three-year terms;

(2)	To ratify the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the year ended December 31, 2015;

(3)	To approve the New Ulm Telecom, Inc. 2015 Employee Stock Plan; and

(4)	To transact other business that may properly be brought before the meeting

The Board of Directors (Board) has fixed the close of business on April 8, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY THE ORDER OF THE BOARD OF

DIRECTORS NEW ULM TELECOM, INC.

/s/ Barbara A.J. Bornhoft

Barbara A.J. Bornhoft - Corporate Secretary

New Ulm, Minnesota

April 15, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING – YOUR VOTE IS IMPORTANT.  Whether or not you expect to attend the meeting, please sign and date the proxy and return it promptly in the enclosed envelope, or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically either over the Internet at www.proxyvote.com or by touch tone telephone at 1-800-690-6903.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2015.

This Proxy Statement, along with the Company’s 2014 Annual Report and Annual Report on Form 10-K are available free of charge on the following website: www.proxyvote.com

NEW ULM TELECOM, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 28, 2015

QUESTIONS AND ANSWERS

What is the purpose of this Proxy Statement?

This proxy statement is being made available to shareholders beginning on or about April 17, 2015 for the solicitation of proxies for the Annual Meeting of Shareholders and any adjournment thereof, to be held commencing at 10:00 a.m., Thursday, May 28, 2015 at the New Ulm Event Center, located at 301 20th Street South, New Ulm, Minnesota.

Who can vote?

Record holders of the Company’s common stock at the close of business on April 8, 2015 are entitled to vote at this Annual Meeting. Shareholders are entitled to one vote for each share held on the April 8, 2015 record date. On that date, there were 5,101,334 shares outstanding. In addition, shareholders have the right to cumulate votes in the election of Directors, as described on page 6.

How do I vote?

Registered Shareholders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in ONE of the following three ways:

•

By Internet – You may vote using the Internet at the website www.proxyvote.com. You can transmit the voting instructions via electronic delivery of the information up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 27, 2015. Use the proxy card when accessing the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

•

By telephone – You may vote by using the toll-free telephone number, 1-800-690-6903. Using a touch-tone telephone, you can transmit the voting instructions up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 27, 2015. Use the proxy card when you call and follow the instructions provided.

•

By mailing – You may vote your shares by marking, signing, dating and returning your Proxy Card in the postage paid envelope provided, addressed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by Broadridge on or before May 27, 2015.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, any one or two, or none of the three nominees for Director. You can specify whether you want to vote for or against, or abstain from voting for, the ratification of the appointment of the independent registered public accounting firm. You can also specify whether you want to vote for or against, or abstain from voting for, the approval of the New Ulm Telecom, Inc. 2015 Employee Stock Plan. If you make these specifications, your shares will be voted as you direct. If you sign, date and return your Proxy Card, but do not specify how you want to vote, your shares will be voted FOR the election of all Director Nominees, FOR the ratification of the appointment of the independent registered public accounting firm and FOR  the approval of the New Ulm Telecom, Inc. 2015 Employee Stock Plan.

Beneficial Owners/Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee that entity will give you separate voting instructions. If you do not provide voting instructions to your nominee, your shares will not be voted in the election of Directors or the other proposals.

Registered shareholders and beneficial owners of shares held in street name may also vote in person at the Annual Meeting. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the Annual Meeting. Beneficial owners of shares held in registered name who wish to vote at the Annual Meeting will need to obtain a legal proxy from the entity that holds their shares.

The persons named as proxies are Board members who are not currently standing for election. If any other matters are properly presented for action at the Annual Meeting, including a question of adjourning or postponing the Annual Meeting from time to time, the persons named in the proxies and acting in that capacity, will have discretion to vote on these matters in accordance with their best judgment.

The notice of the Annual Meeting, this proxy statement and related proxy card are being mailed to shareholders on or about April 17, 2015.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Chief Executive Officer (CEO) of the Company, which must be received prior to the Annual Meeting, stating that you want revoke your proxy;
•	Submitting a new completed proxy card to the CEO of the Company, which must be received prior to the Annual Meeting and contain a later date than the previously submitted proxy
•	Entering later-dated telephone or Internet voting instructions, which will automatically revoke the earlier proxy; or
•	Attending the Annual Meeting and voting in person and informing the Secretary of the Company that you are revoking your proxy. Attendance of a shareholder at the Annual Meeting will not automatically revoke any proxy previously submitted.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board and the Company will pay the cost of the solicitation, including preparing, assembling and mailing the proxies and solicitation materials. The Company is soliciting proxies principally by mail. In addition, the Directors, Officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no financial consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the shares of the Company common stock held as of the record date and will reimburse these persons for their reasonable expenses so incurred.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2016 Annual Meeting of Shareholders must submit their proposals to the Company no later than December 14, 2015.

Shareholder suggestions for Directors

The Company’s Corporate Governance Committee will consider shareholder suggestions for nominees for election to the Company’s Board if these suggestions are in writing and include biographical data and a description of the nominee’s qualifications. These suggestions must also be accompanied by the written consent of each nominee and can be mailed to the Corporate Governance Committee, New Ulm Telecom, Inc., Attention: Corporate Secretary, 27 North Minnesota Street New Ulm, Minnesota 56073. These suggestions must be received by the Corporate Secretary no later than December 14, 2015.

Quorum, Abstentions, and Broker Non-Votes

The presence, in person or by proxy, of the shareholders of thirty-five percent of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of Company business at the Annual Meeting. All votes will be tabulated by the inspector of election for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by that proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of that matter.

If a properly executed proxy that is returned by a broker holding shares in street name indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, these shares will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to those matters.

PROPOSAL 1 – ELECTION OF DIRECTORS

There are currently seven Directors serving on the Board and each Director serves a three-year term. Three Directors will be elected at this Annual Meeting. The Board has nominated and recommends for election, Dennis E. Miller, Wesley E. Schultz and Suzanne M. Spellacy. Mr. Miller, Mr. Schultz and Ms. Spellacy all currently serve as Directors and have agreed to stand for re-election. Biographical information on each of the nominees is set forth on the following pages.

We recommend that each proxy vote in favor of these nominees. The Board believes that each named nominee will be able to serve, but if any of the nominees are unable to stand for election, the Board may designate a substitute. Shares represented by proxies may be voted for the substitute, but will not be voted for more than the three nominees. The three nominees receiving the greatest number of votes will be elected.

Directors are elected by a plurality of the votes cast, i.e. the nominees receiving the greatest number of votes will be elected. For each share held, shareholders may cast one vote for each of the three Director positions to be filled at this Annual Meeting. Each shareholder entitled to vote also has the right to vote shares on a cumulative basis in the election of Directors by giving written notice of intent to do so to any Officer of the Company before the Annual Meeting, or to the presiding Officer at the Annual Meeting at any time before the election. If notice of this intent is given, the presiding Officer at the Annual Meeting will announce before the election of Directors that shareholders may vote their shares on a cumulative basis by multiplying the number of shares held by the shareholder by the number of Directors to be elected. Each shareholder then may cast that shareholder’s votes for one candidate or may distribute the votes among any number of candidates.

If no shareholder provides a notice of such intent, the nominees who receive the affirmative vote of the holders of a plurality of the voting power of the shares present and entitled to vote at the Annual Meeting will be elected to serve on the Board. If any shareholder determines to vote on a cumulative basis and an individual other than the above-stated nominees has been nominated to serve as a Director, then the three nominees receiving the largest number of votes, taking into account cumulative voting, will be elected to serve on the Board.

Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee. The persons appointed as proxies in the accompanying proxy card will vote for the election of the Board’s nominees, unless authorization to do so is withheld.

Your Board recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees, unless you specify otherwise in your voting instructions

BOARD OF DIRECTORS

Set forth on the following pages is biographical information on the three nominees for election and the other continuing Directors with unexpired terms of office. All information is given as of March 31, 2015, unless otherwise indicated. The following table sets forth information, including business experience and memberships on other Boards during the past five years, pertaining to the nominees standing for election, as well as for other continuing Directors. Information concerning beneficial ownership of the Company’s common stock as of March 31, 2015 can be found on page 20. We are not aware of any arrangement or understanding pursuant to which any individual is to be selected as a Director or nominee. There are no familial relationships between any Director and Executive Officer.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring In 2018

Dennis E. Miller

Term:	Current term expires in 2015. Independent Director since 2009.

Recent Business Experience:

Mr. Miller currently serves on the Board of the Company. Mr. Miller serves as the  President and CEO of Mavericks Wireless, LLC, providing consulting services to telecommunications companies (2007–present). Mr. Miller served as the President and CEO (1995–2007) of Midwest Wireless Holdings in Mankato, Minnesota, where he was responsible for strategic development, including consolidating partnerships; identifying, financing, acquiring and integrating new markets; integrating multiple network technologies; and innovating product development and deployment. Mr. Miller led Midwest Wireless from a start-up Company, culminating in successfully completing its sale to Alltel Wireless for $1.075 billion in 2006. From 1990–1995, Mr. Miller served as Vice President of Minnesota Operations for Pacific Telecom Cellular, Appleton, Wisconsin, where he served as the senior state executive in Minnesota and was responsible for the development of 10 rural service areas for wireless services and developing business polices, practices and operations for businesses. Mr. Miller also has prior business experience in sales, including leading sales teams and developing sales and distribution programs and processes.

Company Committees:	Member of the Compensation Committee and member of the Executive Committee.

Other Directorships:

Board Member, Sensor International, a manufacturer of optic lenses to ophthalmologists (2013-present), Board Member, Coughlan Companies (Governance Committee Chair), a publishing firm, Mankato, Minnesota (2007–February, 2015); Board Member, Jordan Sands LLC, a Minnesota based mining firm and affiliate of Coughlin Companies (2007-February, 2015); Member, CTIA – The Wireless Association Board of Directors (also serving on the Executive Committee (1999–2007), Treasurer (2006) and Chair of Small Operators Caucus (1999–2007); Member, Rural Cellular Association (President-2003), (1995–2007); Member, Immanuel St. Joseph’s – Mayo Health System Board of Directors (including Vice Chair of regional Mayo owned and operated health system of clinics and hospitals, Compensation Committee Chair and Finance Committee), (1999–2013); Chair, Technology Plus, Mankato, Minnesota (1997–2004); Member, Minnesota Telecom Alliance (Wireless Committee Chair) (1998–2002).

Selection Criteria:

Mr. Miller brings to the Board his experience on the Board of the Company, his experience on other Boards and his wireless telecommunications experience. In addition, Mr. Miller is also active as a member of the Minnesota State University Foundation (2006 – present); the Minnesota State University College of Business Advisory Council (2000–present) and Chair of the Southern Minnesota Initiative Foundation Leader’s Circle (2003–2014). Due to Mr. Miller’s extensive experience in the wireless telecommunications industry, his experience in regulatory and legislative affairs, at both the state and federal level, and his participation on business and industry Boards, the Board believes that Mr. Miller contributes to the Board and the Committees on which he serves.

Age:	55

Wesley E. Schultz

Term:	Current term expires in 2015. Independent Director since 2009.

Recent Business Experience:

Mr. Schultz currently serves on the Board of the Company. Mr. Schultz served as the Chief Financial Officer (CFO) (1996–2008) of Rural Cellular Corporation (RCC), headquartered in Alexandria, Minnesota. RCC, a wireless communications company, was listed among the 50 largest publicly traded companies in Minnesota prior to its sale to Verizon Wireless in 2008. Mr. Schultz was responsible for all accounting and financing activities, Securities and Exchange Commission (SEC) filings and reporting, financial planning and analysis, treasury, budgeting, audit, tax, accounting, human resources, purchasing, insurance and the oversight of company-owned and leased office facilities nationwide.

Mr. Schultz was a senior management team member involved in major business decisions, developing and implementing strategic plans for growth and integrating its financial strategy. In addition to being the CFO, he was Executive Vice President and a member of the Board of Directors.

Prior to working at RCC, Mr. Schultz was the CFO for two companies where he led their initial public offerings: Spanlink, Inc. (1996) and Serving Software, Inc. (1991–1994).

Company Committees:	Mr. Schultz serves as the Chair of the Audit Committee.

Other Directorships:

OrthoCor Medical, Inc., an innovator of devices utilizing pulsed electromagnetic frequency and thermal technologies to alleviate joint pain and minimize swelling, Minneapolis, Minnesota (2011–present); Geneva Capital, LLC, an equipment leasing company, Alexandria, Minnesota (2005–present); RCC, a wireless communications company, Alexandria, Minnesota (1999–2008) and Professional Support Solutions, Inc., an IVR and CTI Support Solutions and Integration Company, Dublin, California (2009–2011).

Selection Criteria:

Mr. Schultz brings to the Board his experience on the Board of the Company, 18 years of CFO experience, including 13 years of public company experience in the telecommunications industry, along with his background and experience in accounting and reporting. The Board has determined that Mr. Schultz satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Mr. Schultz contributes to the Board and the Committee on which he serves.

Age:	58

Suzanne M. Spellacy

Term:	Current term expires in 2015. Independent Director since 2012.

Recent Business Experience:

Ms. Spellacy currently serves on the Board of the Company. Ms. Spellacy is Vice President and General Counsel of Taylor Corporation, which operates more than 80 subsidiaries, devoted to print services and marketing solutions and is one of the largest privately-held corporations in the country. Ms. Spellacy is responsible for the legal affairs of Taylor Corporation and its subsidiaries, which collectively have over 9,000 employees globally. Ms. Spellacy joined Taylor Corporation in 2000 and previously served as Vice President, Human Resources (2001–2005) and Assistant General Counsel (2005–2011). Prior to joining Taylor Corporation, Ms. Spellacy was a shareholder in the Twin Cities law firm of Winthrop and Weinstine, P.A. and received her law degree from the University of Minnesota in 1992.

Company Committees:	Member of the Compensation Committee and member of the Corporate Governance Committee.

Other Directorships:

Minnesota Job Skills Partnership Board (Board Member (2004–2011)); Greater Mankato Early Learning Initiative (Board Member (2011–2013)), President (2008–2011, 2012-2013); Greater Mankato YMCA (Board Member and Finance Committee Member (2006–2009)); Loyola Catholic School Board of Trustees (2009–2011); Loyola Catholic School Board (Board Member (2004–2005), Chair (2005–2009)); Southern Minnesota Advocates (Board Member (2009–present)).

Selection Criteria:

Ms. Spellacy brings to the Board her experience on the Board of the Company, 20 years of legal and business experience, including experience with business transactions, mergers and acquisitions, executive compensation, employee benefits, employment law and other legal matters. Ms. Spellacy gained experience in state policy and legislative affairs by serving as the Governor’s business representative on the Minnesota Job Skills Partnership Board. She has been an active member of the community and brings her leadership skills from service with many community organizations, including her role as a founding board member and first board chair for the Greater Mankato Early Learning Initiative, a collaborative effort between business, education and non-profits. The Board believes that Ms. Spellacy contributes to the Board and the Committees on which she serves.

Age:	49

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR

CONTINUING DIRECTORS

James P. Jensen

Term:	Expires in 2016. Independent Director since 1982.

Recent Business Experience:

Mr. Jensen currently serves on the Board of the Company. Since 2003, Mr. Jensen has been the President of Jensen Business, Inc., which offers services, primarily in the areas of sales, customer service and advertising support. Mr. Jensen is also a published author and a motivational speaker to businesses and other groups. From January 2013 to October 2014, Mr. Jensen has been employed as the manager of the Men’s Collection clothing department at the Splendid Nest store in New Ulm, Minnesota. From January 2008 until January 2010, Mr. Jensen was a business partner in J Longs Clothing, where he was responsible for supervising all aspects of marketing and advertising, as well as being responsible for motivating and training the sales staff, merchandise purchasing, public relations contacts and sales. Mr. Jensen was also the President of Jensen Clothing, Inc. from 1970 until 2001, overseeing all business operations, including employee management, sales, marketing, advertising, promotions, and purchasing. Mr. Jensen has served as Chair of the Company since 1999.

Company Committees:	Chair of the Executive Committee and Chair of the Board. Also serves as an Ex-officio member of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

Other Directorships:

Alliance Banks, New Ulm, Minnesota (1989–present); Riverbend Center for Entrepreneurial Facilitation, Mankato, Minnesota (2006–2008); Leuthold Company, Inc., Albert Lea, Minnesota (1970–1994) and Oak Hills Foundation Board, New Ulm, Minnesota (2004–2013).

Selection Criteria:

Mr. Jensen brings to the Board his business experience in retail, and sales and marketing, as well as his experience as a business owner, which allows him to provide the Company with insight that can be used in its business-decision making. In addition to Mr. Jensen’s business experience, he is or has been active in various community organizations, including a member of the New Ulm Retail Development Committee, past Chair of the New Ulm Chamber of Commerce, past President of the New Ulm Retail Association, past member of the Board of Directors of the Brown County Agriculture Society, past member of the Lions Club of New Ulm and a charter member of the Big Brothers of New Ulm. Mr. Jensen contributes to the Board and the Committees on which he serves through the skills and expertise he has developed in his retail endeavors and his consulting business, his knowledge and experience on other Boards, his perspective as an active community member and his prior New Ulm Telecom, Inc. Board experience.

Age:	70

Duane D. Lambrecht

Term:	Expires in 2017. Independent Director since 1999.

Recent Business Experience:

Mr. Lambrecht currently serves on the Board of the Company. Mr. Lambrecht is the founder of Shelter Products, Inc., a regional wholesale building materials distributor serving the five-state area encompassing Minnesota. Mr. Lambrecht has served as Chair, President and CEO since the founding of Shelter Products in 1981. In this capacity, he has been responsible for product and market development, distribution systems, personnel recruitment and training, as well as all aspects of financial controls and relationships. From 1972–1981, Mr. Lambrecht worked for a material distributor as a Division Manager.

Company Committees:	Chair of the Corporate Governance Committee and member of the Audit Committee.

Other Directorships:

Past Board member of North American Building Material Distribution Association  - also served as President (2008–2009); Board member of the New Ulm Economic Development Corporation – also served as President (2004–2007), New Ulm, Minnesota (2003–2011); Board Member of New Ulm Medical Foundation, New Ulm, Minnesota (2003–2011); Board member of New Ulm Area Foundation, New Ulm, Minnesota (2006–2011); Member of Undergraduate Advisory Board – University of Minnesota, Carlson School of Management, Minneapolis, Minnesota (1996–2008); Board member, New Ulm United Way – also served as President (1984–1985), New Ulm, Minnesota (1983–1989); Director for Sioux Valley Hospital – also served as Board Chair (1991–1993), New Ulm, Minnesota (1984–1994); President of New Ulm Rotary Club, New Ulm, Minnesota (1984–1985); Board member of Minnesota Manufactured Housing Association, St. Paul, Minnesota (1990–1995). Presently serves on the Oak Hills Foundation Board as Treasurer and Board member.

Selection Criteria:

Mr. Lambrecht brings to the Board his experience on the Board of the Company, his experience on other Boards and his experience as a business entrepreneur. In addition to his Board experiences, Mr. Lambrecht is also an active member of the community, including his membership on the New Ulm Medical Foundation; New Ulm Area Foundation and the New Ulm Rotary Club (past President). Mr. Lambrecht is a Life Member Disabled American Veteran; Life Member Purple Heart Association and a Vietnam Combat Veteran. As an independent business operator and an active member of community organizations and business organizations, the Board believes that Mr. Lambrecht contributes to the Board and the Committees on which he serves through the skills and expertise he has developed in his founding of businesses, 34 years’ operating as a regional wholesale building materials distributor, his knowledge and experience on other Boards, his perspective as an active community member and his prior Company Board experience.

Age:	68

Perry L. Meyer

Term:	Expires in 2016. Independent Director since 1995.

Recent Business Experience:

Mr. Meyer currently serves on the Board of the Company. Mr. Meyer oversees all operations of a 2,500-acre diversified grain and livestock farm. Mr. Meyer serves as President of Steamboat Pork, a 1,500 head/sow farm started in 1998 by eight Nicollet and Sibley county farmers to produce isowean pigs.

Company Committees:	Chair of the Compensation Committee and member of the Executive Committee.

Other Directorships:

President, St. John’s Lutheran Church (2010–present); Planning and Zoning Commission, City of New Ulm (2009–2014); Heartland Corn Products – Chair of the Board (2005-2015), Secretary (1992–2005), Winthrop, Minnesota (1992–present); Treasurer for Lafayette Township, Nicollet County, Minnesota (1987–2005); New Ulm Rural Fire Association, New Ulm, Minnesota (1987–2005); Minnesota Valley Lutheran (MVL) High School Foundation – Chair (2010–2015), New Ulm, MN (2010-present); MVL High School Board Member, New Ulm, Minnesota (1996–2002); New Ulm Area Foundation, New Ulm, Minnesota (1997–2003); Director/Board Secretary for Cenex Harvest States Soybean Processing, Mankato, Minnesota (1997–2001); Secretary/Treasurer of the Nicollet County Township Officer Association, Nicollet County, Minnesota (1993–1996); Nicollet County Corn Growers, Nicollet County, Minnesota (1988–1994); and Director for CHS, Inc. (2014-present).

Selection Criteria:

Mr. Meyer brings to the Board his previous experience both on the Board of Company and on other Boards, in particular his experience on the Heartland Corn Products Board. In addition to his Board experiences, Mr. Meyer is also an active member of the community, including his membership on the Planning and Zoning Commission for the City of New Ulm, Minnesota and as the Chair of the MVL High School Foundation. As an independent business operator and an active member of community organizations and business organizations, the Board believes that Mr. Meyer contributes to the Board and the Committees on which he serves, through the skill and expertise he has developed in his operation of a diverse grain and livestock farm, his knowledge and experience on other Boards, his perspective as an active community member and his prior Company Board experience.

Age:	60

Colleen R. Skillings

Term:	Expires in 2017. Independent Director since 2014.

Recent Business Experience:

Since 2000, Ms. Skillings has served as the CFO and Human Resources Director of Minnesota Valley Testing Laboratories, Inc. (MVTL). In her current position, Ms. Skillings oversees all of MVTL’s accounting, finance, financial planning, audit, tax, purchasing, human resources and information technology activities. In addition, she serves on MVTL’s Executive Team, which is responsible for the oversight and overall operations, and strategic planning of the company. Ms. Skillings maintains her Certified Public Accountant’s license. Prior to working at MVTL, Ms. Skillings was an Accounting and Auditing Manager for Biebl, Ranweiler, Christensen, Meyer, Thompson and Co. (1989-2000) and a Senior Auditor for the Office of the Legislative Auditor (1984-1989).

Company Committees:	Member of the Corporate Governance Committee and member of the Audit Committee.

Other Directorships:

Southern Minnesota Initiative Foundation (Finance Committee member, 2011-present); New Ulm Rotary Club (Treasurer, 2004-present, member since 1991); MBW, Inc. (Chair, 2010-2014); Oak Hills Living Center (2013-present); Sunset Apartments (President, 2005-present); United Prairie Bank (Community Advisory member, 1999-2013); New Ulm Chamber of Commerce (1996-1999) and Council for the Arts in New Ulm (Treasurer, 1992-1998).

Selection Criteria:

Ms. Skillings brings 15 years of CFO experience and 11 years of public accounting experience to the Board. The Board has determined that Ms. Skillings satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Ms. Skillings contributes to the Board and the Committees on which she servers with her business, CFO and public accounting firm experience.

Age:	53

CORPORATE GOVERNANCE

Director Independence

All of the Company’s Directors have met the criteria for independence under the rules of the SEC and Rule 5605(a)(2) of NASDAQ.

Director Qualifications

            Criteria for Membership

The Company’s Corporate Governance Committee is responsible for annually reviewing the composition of the Board for desired skills and characteristics of Directors, as well as the composition of the Board as a whole.

            Terms, Limitations and Retirement

All Directors are elected to three-year terms. The Board does not believe it should establish a limit on the number of times that a Director may stand for election. To ensure that the Board of the Company is made up of individuals who are active in the business, agriculture, professional or working life of the community, our By-Laws state that it is in the best interest of the Company that age limits are set for members of the Board. No individual is eligible to be appointed or elected as a Director after attaining the age of 69.

            Ownership of Company Stock

                        All Directors are required to own common stock of the Company.

Selecting Nominees for Election to the Board

The Corporate Governance Committee is the standing committee responsible for recommending to the full Board the nominees for election as directors at our annual shareholder meetings. The Company’s Bylaws call for the Board to then select nominees to stand for election. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works with management in attracting candidates with those qualifications. Although the Committee does not have a formal policy regarding diversity, the Committee seeks to provide the Board prospective nominees that reflect diversity in background, education, gender, business experience, skills, business relationships and associations, and other factors that would contribute to the Board’s governance of the Company.

Other Board Information

            Frequency of Meetings

The Board typically holds twelve regularly scheduled meetings per year. If necessary, special meetings of the Board are held as determined by the Board.

            Annual Evaluations

The Corporate Governance Committee conducts, or causes to be conducted, annual evaluations to assess the Board’s performance and composition.

            Executive Sessions of Independent Directors

The Company’s independent Directors (all members of the Board are independent Directors) meet in executive sessions (without members of management present) regularly.

Committees

The Board has four standing Committees: (i) Audit; (ii) Compensation; (iii) Corporate Governance; and (iv) Executive.

CEO and Management Succession

The Corporate Governance Committee conducts periodic reviews to assess the succession planning for the Company’s Executive Officers. In the event of the loss of the CEO or any other Executive Officer, a meeting of the Board would be held to discuss the implementation of the existing succession plan and, in the case of the CEO, determine interim management of the Company.

Review and Access to Guidelines

The Corporate Governance Committee reviews the Company’s Corporate Governance Policy annually, and if deems appropriate, recommends amendments to the Board.

Communication with the Board

The Board has implemented a process by which Company shareholders may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more of its Directors, may send a letter addressed to:

New Ulm Telecom, Inc.

Attention: Corporate Secretary (Board Matters)

27 North Minnesota Street

New Ulm, Minnesota  56073

The Board has instructed the Corporate Secretary to promptly forward all communications received to the full Board or the individual Board members specifically addressed in the communication, without first screening those communications.

The Company encourages all of its Directors and Officers to attend the Annual Meeting of Shareholders. All seven of the Company’s current Directors attended the Company’s 2014 Annual Meeting of Shareholders.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all Directors, Executive Officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Code of Business Conduct and Ethics includes the following principles related to the Company Directors, Executive Officers and employees:

•	Act with honesty and integrity;
•	Promote full, fair, accurate, timely and understandable disclosures in reports and documents filed with the SEC and other public communications;
•	Comply with laws, rules and regulations of governments and their agencies;
•	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information; and
•	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives.

The Code of Business Conduct and Ethics is publically available by clicking on the “Investors” link on the Company’s website at www.nutelecom.net. We intend to disclose (i) any amendments to, or (ii) waivers from, the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions or with respect to the required elements of the Code of Business Conduct and Ethics, by disclosing the amendment or waiver on this website.

Risk Oversight

The Board and each of its Committees are involved in overseeing risk associated with the Company and its operations. The Board and Audit Committee monitor the Company’s credit risk, liquidity risk and regulatory risk through regular reviews with management, external auditors and other advisors. In its periodic meetings with management and the Company’s independent registered public accounting firm, the Audit Committee discusses the scope and plan for the audits and includes management in its review of accounting and financial controls, assessment of business risks, and legal and ethical compliance programs. The Board and the Corporate Governance Committee monitor the Company’s governance and succession risk through regular reviews with management and outside advisors. The Board and the Compensation Committee monitor the Company’s compensation and benefit policies and related risks through regular reviews with management and the Committee’s outside advisors. The Board and its Executive Committee monitor operational risk and enterprise risk by monitoring the Company’s overall strategic goals and objectives with management and the Board, and review and consider merger, acquisition and growth opportunities for recommendation to the Board. The Board as a whole monitors any potential for reputation risk.

Board Leadership

The Board does not have a formal policy regarding the separation of the roles of CEO and Chair of the Board, but believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, the Board has determined that it is in the best interest of the Company’s shareholders for the roles of Chair and CEO to be separated. The current CEO Bill Otis is not a member of the Board. This structure ensures a greater role for the Chair, together with the active participation of the independent Directors, in setting agendas and establishing Board priorities and procedures. Further, this structure permits the CEO to focus on the management of the Company’s day-to-day operations.

THE BOARD OF DIRECTORS AND COMMITTEES

Board of Director Committees

The Board consists of seven members with staggered terms of three years. The Board typically holds regular monthly meetings and several special meetings. It has established the following Committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance Committee; and (iv) Executive Committee. Committee Charters can be viewed on the Company’s website at www.nutelecom.net. The Chair of the Board is an ex-officio member of all Committees. The Board held 13 meetings in 2014. All Committees meet as required and each Director attended 75% or more of the Board meetings and applicable Committee meetings.

Corporate Governance Committee

Members of the Corporate Governance Committee are Duane D. Lambrecht (Chair), Colleen R. Skillings, and Suzanne M. Spellacy. The Corporate Governance Committee is responsible for reviewing, addressing and making recommendations to the Board on matters pertaining to appropriate governance standards (including the Board’s nominating process and succession planning). Committee responsibilities include:

●	Develop and recommend governance principles applicable to the Company and to the Board;
●	Oversee the evaluation of the Board and its Committees;
●	Make recommendations to the Chair and the Board as to composition of all Board Committees;
●	Maintain shareholder relations efforts;
●	Develop, maintain and implement a board-approved nomination process for seats on the Company’s Board, although the ultimate decision for nominations rests with the entire Board;
●	Ensure appropriate succession planning is in place for both senior management and members of the Board;
●	Ensure Board and Committee assessments are completed; and
●	Board educational opportunities are identified and recommended from the completed assessments

Board policy requires consideration of candidates for Director positions as recommended by shareholders, if the persons recommended are qualified to serve on the Board. The Board may elect not to consider an unsolicited recommendation if no vacancy exists on the Board and the Board does not perceive a need to increase its size. In order for a Director candidate to be considered for nomination at the Annual Meeting of Shareholders, the recommendation must be received by the Company as provided under “Shareholder Proposals for 2016 Annual Meeting” on page 34.

The Corporate Governance Committee held three meetings in 2014.

Audit Committee

Members of the Audit Committee are Wesley E. Schultz (Chair), Duane D. Lambrecht and Colleen R. Skillings. All members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ's listing standards. Each member of the Audit Committee is financially literate and two members of the Committee have accounting or related financial management expertise. The Board has determined that Mr. Wesley E. Schultz (Chair of the Audit Committee) and Colleen R. Skillings, satisfy the criteria adopted by the SEC to serve as “Audit Committee Financial Experts.”

The Audit Committee is responsible for overseeing the Company’s accounting procedures, financial reporting processes and internal controls and audit. It consults with management and the independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm and evaluates that firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm.

The Audit Committee held six meetings in 2014. The Report of Audit Committee is included on page 29 of this proxy statement.

Compensation Committee

Members of the Compensation Committee are Perry L. Meyer (Chair), Dennis E. Miller and Suzanne M. Spellacy. The Compensation Committee’s duties include evaluating employee compensation and benefit plans as well as staffing. The Compensation Committee also makes recommendations pertaining to the compensation of Directors.

The Compensation Committee held three meetings in 2014. The Report of Compensation Committee on Executive Compensation is included on page 26 of this proxy statement.

Executive Committee

Members of the Executive Committee are James P. Jensen (Chair), Perry L. Meyer and Dennis E. Miller. In addition, the Company’s CEO, Chief Operating Officer (COO) and CFO are also members of the Executive Committee. This Committee is responsible for carrying out the Board’s overall responsibility with respect to: (i) exercising the Board’s authority when the Board is not in session; (ii) discussing Board agenda topics beyond those on the Consent Agenda; (iii) strategic planning; (iv) consideration of the Company’s merger, acquisition and growth opportunities; (v) monitoring the status of any litigation and making recommendations to the Board and (vi) implementation of Board member education based on input given by the Corporate Governance Committee and other committees.

The Executive Committee held two meetings in 2014.

NON-EMPLOYEE DIRECTOR COMPENSATION

On February 28, 2012, our Board adopted the New Ulm Telecom, Inc. Director Stock Plan (the “Plan”). The Plan was subsequently approved by the Company shareholders on May 31, 2012 and became effective on that date. Under the plan, the Board (or a Committee) has the power to designate a portion of the Director’s retainer that will be paid in Company common stock. Each Director has the ability to designate an additional percentage of his or her retainers to be paid in Company common stock. For the director terms that began after the 2014 Annual Meeting of Shareholders, the Board determined that 50% of each Director’s retainer would be paid in Company common stock, and each director had the ability to designate an additional percentage of his or her retainer, up to a maximum of 100% of the retainer, to be paid in Company common stock. In 2014, each Director was paid an annual retainer of $16,800. In addition, Directors received $1,000 for each Board and Committee meeting they attended. The Chair of the Board, who is not an employee of the Company, receives an additional annual retainer of $12,000. The Audit Committee Chair, who is not an employee of the Company, receives an additional annual retainer of $7,500. The Compensation Committee Chair, who is not an employee of the Company, receives an additional annual retainer of $5,000.

On February 24, 2015, the Company’s Board made changes to its Director’s compensation. These changes were recommended by the Company’s Compensation Committee after consultation with an independent third party consultant. The changes were recommended to better align Director compensation with Company peers. Effective June 1, 2015, the Director’s annual retainer will be increased from $16,800 to $20,000. No other changes were made to existing Director compensation.

Under Board policy for non-employee Director Compensation established May 26, 2009, a Director who serves at least three full terms (nine years) is entitled to receive as compensation three times the Board annual retainer in effect at the time of separation from the Board. A Director who serves full terms beyond the initial three terms is entitled to receive additional compensation of one-half times the annual Board retainer in effect at the time of separation for each additional full term served, not to exceed three additional terms. Separation includes retirement, resignation, death, disability or change of corporate ownership. This compensation to Directors will generally be paid within sixty days of the Director’s separation from the Board, and otherwise in accordance with Section 409A of the Internal Revenue Code. The Company’s future obligations under this policy as of December 31, 2014 were $218,400. The Company developed this policy with the assistance of Organizational Concepts International (OCI), an outside compensation consultant, in an effort to remain competitive in attracting and retaining outside Directors. The decision to engage OCI was made by the Compensation Committee.

The following table shows the compensation paid or accrued to each of the Company’s Directors in 2014:

2014 DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($) (1)	All Other Compensation ($) (2)

Name				Total ($)

James P. Jensen	$41,400	$15,400	$-	$56,800
Perry L. Meyer	24,000	16,800	-	40,800
Duane D. Lambrecht	31,400	8,400	8,400	48,200
Paul W. Erick	19,125	-	50,400	69,525
Dennis Miller	18,000	16,800	-	34,800
Wesley E. Schultz	24,375	16,800	-	41,175
Colleen R. Skillings	13,400	8,400	-	21,800
Suzanne M. Spellacy	27,400	8,400	-	35,800

(1)     As noted above, under the “New Ulm Telecom, Inc. Director Stock Plan,” all non-employee directors receive a portion of their board compensation in Company stock and have the ability to elect to have an additional amount paid in Company stock. All shares vest on the date of issuance. The value shown is the number of shares awarded valued at the market price on their grant dates, in all cases computed in accordance with FASB ASC Topic 718.

(2)     The amount listed in the All Other Compensation column represents the change in the non-employee Director Compensation policy value accruing to each Director for future payment under the Company’s Director Separation policy dated May 26, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information regarding beneficial ownership of the Company’s common stock as of March 31, 2015 by (a) each person who beneficially owns five percent or more of our common stock; (b) each Director and nominee for Director; (c) each Named Executive Officer and (d) all Directors and Executive Officers as a group. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as noted below, we know of no agreements among our shareholders that relate to voting or investment power with respect to our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Ruth B. Wines, Trustee of the Ralph K. Wines & Ruth B. Wines Family Trust 216 Apolena, Newport Beach, California	274,320	5.4%
Bill D. Otis	209,477	4.1
Perry L. Meyer	25,933	*
James P. Jensen (3)	25,065	*
Dennis E. Miller	13,362	*
Wesley E. Schultz	8,592	*
Duane D. Lambrecht (4)	5,046	*
Suzanne M. Spellacy	4,096	*
Barbara A.J. Bornhoft	2,800	*
Colleen R. Skillings	1,280	*
Curtis O. Kawlewski	100	*
All nominees, Directors and Executive Officers as a group (11 persons) (5)	295,751	5.8%

________________

* Represents less than 1.0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include: securities owned by or for, among others; the spouse, children or certain other relatives of such person, as well as other securities, as to which the person has, or shares voting, or investment power, or has the option to acquire within 60 days. Unless otherwise indicated, the address of each shareholder is: c/o New Ulm Telecom, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073.

(2)	Percentage of beneficial ownership is based on 5,101,334 shares outstanding as of March 31, 2015.

(3)	Includes 3,654 shares owned by Mr. Jensen’s spouse.

(4)	Includes 250 shares owned by Mr. Lambrecht’s spouse.

(5)	Includes 3,904 shares owned by the spouses of Directors and Executive Officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid to or earned by the CEO, COO and CFO “Named Executive Officers” during 2014. For more information regarding the Company’s salary policies and executive compensation plans, please review the information under the caption “Report of Compensation Committee on Executive Compensation,” on page 26.

			Non-Equity Incentive Plan Compensation ($) (a)	All Other Compensation ($) (b)

Name and Principal Position	Year	Salary ($)			Total ($)

Bill D. Otis	2014	276,000	59,459	33,950	369,409
President and CEO	2013	268,000	49,583	32,985	350,568

Barbara A.J. Bornhoft	2014	175,100	28,308	19,722	223,130
Vice President/COO	2013	170,000	23,593	19,773	213,366
and Corporate Secretary

Curtis O. Kawlewski	2014	157,400	25,447	10,649	193,496
CFO	2013	149,350	20,734	10,077	180,161

(a) All amounts shown for 2014 under "Non-Equity Incentive Plan Compensation" were earned in 2014 under the
2006 Management Incentive Plan, as in effect in 2014. These amounts were paid in 2015.
(b) Represents taxable fringe benefits and contributions made by the Company under its 401(k) plan.

Grants of Plan-Based Awards in 2014

The following table sets forth information relating to potential plan-based awards in 2014 for Named Executive Officers under the 2006 Management Incentive Plan, as amended:

	Potential Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)	Target ($)	Maximum ($)
Name

Bill D. Otis	27,600	55,200	110,400
Barbara A. J. Bornhoft	13,133	26,265	52,530
Curtis O. Kawlewski	11,805	23,610	47,220

(1)	Represents awards that may have been earned during 2014 by the Named Executive Officers under the Company’s 2006 Management Incentive Plan as amended. For actual award amounts earned and paid under all Company plans, please see the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation” above. For explanation of this plan, refer to the description on page 24 of this proxy statement under the heading “Compensation Policy - Cash-Based Incentive Compensation.”

Options and Warrants

The Company did not issue any options or stock awards to named executives during 2014 and had no options or stock awards outstanding as of December 31, 2014.

Employment Agreements

CEO Bill D. Otis. Mr. Otis and the Company entered into an employment agreement in July 2006 that provided for an annual base salary of no less than $170,000 and that Mr. Otis would be eligible for incentive compensation under the New Ulm Telecom Management Incentive Plan in the form of a cash incentive (Annual Incentive Award) on an annual basis. The base salary for Mr. Otis was set at $284,000 for 2015. The target incentive payout for Mr. Otis is set at 20% of his base salary. The maximum incentive award payable under the plan is 40% of base salary (2 times the target). The minimum incentive award payable under the plan is $0.

Under the employment agreement, as amended in March 2012, upon termination of Mr. Otis’ employment by the Company without cause or by Mr. Otis for good reason, Mr. Otis would receive 2.99 years of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if the employment of Mr. Otis is terminated by the Company without cause or by Mr. Otis for good reason within 12 months of the change-in-control transaction, Mr. Otis would receive a lump sum payment equal to 2.99 years of base salary at the annualized rate of pay at termination. This amount would have been equal to $825,240 at December 31, 2014, based on the employment agreement that was in effect at that time.

COO Barbara A.J. Bornhoft. Ms. Bornhoft and the Company entered into an employment agreement in July 2006 that provided for an annual base salary of no less than $110,000 and that Ms. Bornhoft would be eligible for incentive compensation under the New Ulm Telecom Management Incentive Plan in the form of an Annual Incentive Award. The base salary for Ms. Bornhoft was set at $180,400 for 2015. The target incentive for Ms. Bornhoft is 15% of her base salary. The maximum incentive award payable under the plan is 30% of base salary (2 times the target). The minimum incentive award payable under the plan is $0.

Under the employment agreement, as amended in March 2012, upon termination of Ms. Bornhoft’s employment by the Company, without cause or by Ms. Bornhoft for good reason; Ms. Bornhoft would receive 24 months of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if Ms. Bornhoft is terminated by the Company without cause or by Ms. Bornhoft for good reason within 12 months of the change-in-control transaction, Ms. Bornhoft would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $350,200 at December 31, 2014, based on the employment agreement that was in effect at that time.

CFO Curtis O. Kawlewski. Mr. Kawlewski and the Company entered into an employment agreement in March 2012 that provided for an annual base salary of no less than $145,000 and that Mr. Kawlewski would be eligible for incentive compensation under the New Ulm Telecom Management Incentive Plan in the form of an Annual Incentive Award. The base salary for Mr. Kawlewski was set at $165,000 for 2015. The target incentive for Mr. Kawlewski is 15% of his base salary. The maximum incentive award payable under the plan is 30% of base salary (2 times the target). The minimum incentive award payable under the plan is $0.

Upon termination of Mr. Kawlewski’s employment by the Company without cause or by Mr. Kawlewski for good reason, Mr. Kawlewski would receive 12 months of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if Mr. Kawlewski is terminated by the Company, without cause or by Mr. Kawlewski for good reason within 12 months of the change-in-control transaction, Mr. Kawlewski would receive a lump sum payment equal to 12 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $157,400 at December 31, 2014, based on the employment agreement that was in effect at that time.

COMPENSATION POLICY

The Compensation Committee, which is comprised solely of Independent Directors, is responsible for evaluating and monitoring the Company’s general compensation policies and compensation plans, as well as the specific compensation levels for Executive Officers, including our CEO. The Compensation Committee reviews and recommends annual base salary levels and annual cash award opportunity levels for each Named Executive Officer to the Board.

General Compensation Philosophy

Under the supervision of the Board, the compensation philosophy is designed to:

•	Attract and retain well-qualified executive talent;
•	Tie annual cash incentives to achievement of measurable corporate performance objectives; and
•	Align executive incentives with shareholder value creation.

To achieve these objectives, the Compensation Committee implemented and maintains a compensation plan that ties a significant portion of an executive’s overall compensation to the Company’s financial performance. Overall, the total compensation opportunity is intended to create an executive compensation program that is set competitively compared to similar-sized companies, particularly telecommunication companies.

Each Executive Officer’s compensation package is generally comprised of three elements:

•	Base salary and fringe benefits, which reflects an individual’s qualifications, scope of responsibilities, experience level, expertise, performance and contribution to the Company’s financial results;
•	Cash-based incentive compensation tied to measurable targets of the Company’s overall success; and
•	The Company’s qualified 401(k) plan, in which the executives participate.

The Executive Officers were not present during, and did not participate in, deliberations or decisions involving their own compensation during 2014. While Executive Officers do not play a role in setting their own compensation, the Company’s CEO does make recommendations to the Compensation Committee concerning individual performance of other Executive Officers.

As required by Section 14A of the Securities Exchange Act of 1934, the Company proposed an advisory vote to the shareholders approving executive compensation at the May 30, 2013 New Ulm Telecom, Inc. annual meeting. This proposal, commonly known as a “say-on-pay” proposal, gave the Company shareholders the opportunity to express their views on the Company’s Named Executive Officers’ compensation. The Company shareholders approved the proposal with 2,220,076 votes for, 296,247 votes against, 312,917 abstentions and 500,419 broker non-votes. While this vote was advisory, and was not binding on the Compensation Committee or the Board, it did provide valuable information to the Compensation Committee and the Board in setting the Company’s general compensation policies and compensation plans for the Company’s Named Executive Officers.

As required by Section 14A of the Securities Exchange Act of 1934, the Company also proposed an advisory vote to the shareholders at the May 30, 2013 New Ulm Telecom, Inc. annual meeting on the frequency of future advisory votes on the Company’s Named Executive Officers’ compensation. The Company asked the shareholders whether they would prefer an advisory vote on Named Executive Officers’ compensation every year, every two years, or every three years. The Company shareholders approved the vote for every three years with 1,828,357 for the three year selection compared to 610,642 votes for every one year, 36,247 votes for every two years, 353,994 abstentions and 500,419 broker non-votes. The Board adopted the recommendation of the shareholders and intends to have another advisory vote to approve executive compensation at the 2016 Annual Meeting of Shareholders.

Base Salary

The level of base salary is established primarily on the basis of an executive’s qualifications and relevant experience; the scope of his or her responsibilities; the strategic goals that he or she manages; the compensation levels of Executive Officers at similar-sized companies, particularly telecommunications companies; the relationship between the executive’s performance and the Company’s results; and market rates of compensation required to retain qualified management. The Company believes that executive base salaries should be competitive with salaries at similar-sized companies. The Compensation Committee reviews the base salary of each executive annually and makes recommendations to the Board pertaining to any adjustments in base salary that (i) take into account the individual’s performance and any changes in the individual’s responsibility and (ii) are necessary or appropriate to  maintain a competitive salary structure.

Cash-Based Incentive Compensation

The Company engaged an outside consultant in 2005 to advise the Company on its development of Employee Incentive Plans for (i) employees other than Executive Officers and (ii) Executive Officers. Both plans were implemented in 2006. Payments on each plan were based on achievement of objectives of measurable corporate performance, with financial and customer-related targets. The financial targets included achievement of specified certain operating revenue and net income criteria based on the Company’s budget, while the customer service targets were based on several factors, including (i) “uptime” (the amount of time that the Company’s phone, cable and Internet services were available to customers) and restoration time (the ability of the Company to restore service when an interruption occurs); (ii) customer retention and (iii) customer service (derived from customer service data).

The Executive Officer potential awards under the 2006 Management Incentive Plan, as amended, and in effect in 2014, were as follows:

Position	Target Award	Maximum Award
CEO	20% of base salary	40% of base salary
COO	15% of base salary	30% of base salary
CFO	15% of base salary	30% of base salary

The award formula was weighted according to each of the percentages listed below.

OIBITDA	60%
Operating Revenue	25%
Customer Service	15%
Total	100%

OIBITDA is defined as operating income excluding depreciation and amortization.

Substantially all of NU Telecom’s 148 full-time equivalent employees were eligible to participate in the Company’s 2014 Incentive Plan. Under the 2006 Management Incentive Plan, as in effect for 2014, the OIBITDA target was $13,986,268, the operating revenue target was $38,272,420 and the customer service target was 100%. The Company achieved OIBITDA of $14,348,835, revenue of $39,987,409 and a customer service rating of 100%.

Grants of Plan-Based Awards in 2015

The following table sets forth certain information concerning plan-based potential awards to be awarded to the Named Executive Officers below during the fiscal year ending December 31, 2015. This information is based on criteria contained in the 2006 Management Incentive Plan, as amended, and described above.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Name

Bill D. Otis	28,400	56,800	113,600

Barbara A.J. Bornhoft	13,530	27,060	54,120

Curtis O. Kawlewski	12,375	24,750	49,500

Other Compensation Programs

The Company has a qualified 401(k) Retirement Savings Plan (Retirement Plan). The Named Executive Officers, along with other employees who made contributions to the Retirement Plan, receive matching contributions of 50% of every dollar, up to 6% of all eligible employee contributions. The Company matches a portion of employee contributions to the Retirement Plan in order to encourage employees to participate in their own retirement savings and to provide another competitive recruiting tool to attract and retain employees.

In addition, on February 24, 2015, the Board authorized the Company to make a discretionary corporate contribution of 3% of eligible compensation for all eligible employees to their respective 401(k) plan accounts for the fiscal year 2014 under the Company’s Retirement Plan.

Elements of Post-Termination Compensation

As noted above under “Employment Agreements,” our Employment Agreements with Mr. Otis, Ms. Bornhoft and Mr. Kawlewski contain change-in-control provisions. The Compensation Committee believes that severance and change-in-control arrangements for these Named Executive Officers aids in the recruitment and retention of Executive Officers and provides incentives for Executive Officers to grow our business and maintain focus on creating value for our shareholders. The Compensation Committee believes that providing protection to Executive Officers whose employment may be terminated in connection with a change-in-control transaction strikes an appropriate balance between the interests of our Executive Officers and the interests of others if a change-in-control transaction occurs.

The Company does not grant stock awards and does not have any pension plans or any nonqualified deferred compensation plans for its Executive Officers or employees.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation program for the CEO and the Board is the responsibility of the Compensation Committee of the Board. The Compensation Committee is comprised entirely of independent members of the Board. The Compensation Committee oversees the Company’s compensation practices and establishes the principles and strategies that guide the design of compensation plans and benefit programs for all employees of the Company, and makes recommendations to the Board. The Compensation Committee is comprised of three Directors: Perry L. Meyer (Chair), Dennis E. Miller and Suzanne M. Spellacy.

The following discussion describes the Company’s approach pertaining to executive compensation. The Compensation Committee retains the right to consider factors other than those set forth below in setting executive compensation levels for individual officers.

The 2014 salary program consisted of two elements: (i) an annual base salary and (ii) a cash award under a Management Incentive Plan. The purpose of the Plan was to reward key executives for the long-term success of the Company and to assist in the recruitment and retention of key executives. The Plan was also used to link total executive compensation to the Company’s financial performance. Overall, the philosophy for the executive compensation program is to pay executives competitively compared to similar-sized companies, particularly telecommunications companies.

The Compensation Committee considers Company performance and compensation levels of comparable companies when making its recommendations pertaining to annual base salaries and making awards under the incentive plan. The Compensation Committee’s goal is to remain reasonably competitive with comparable companies.

The Compensation Committee worked with a consultant to develop the Management Incentive Plan. This plan was effective beginning in the year 2006. This Management Incentive Plan enables the Company to motivate its Executive Officers to achieve key financial and strategic objectives.

The Compensation Committee of the Board has reviewed and discussed with management the Executive Compensation discussion and analysis. Based on the review and discussions, the Compensation Committee recommended that the Board include the Executive Compensation discussion and analysis in the proxy statement.

In reviewing the CEO’s 2014 performance, the Compensation Committee determined that Mr. Otis’ total compensation package was in alignment with the Company’s overall performance in 2014. The Compensation Committee also reviewed the compensation levels of executives in comparable companies, and determined that Mr. Otis’ compensation was competitive within the industry. In addition, the Compensation Committee believes that the Company’s compensation practices and compensation philosophy align executive interests with those of its shareholders by linking total executive compensation to the Company’s overall financial performance and as evidenced by the Shareholder adoption of the “say-on- pay” proposal at the May 30, 2013 New Ulm Telecom, Inc. annual meeting.

Submitted by the Compensation Committee of the Board of Directors

Perry L. Meyer, Chair
Dennis E. Miller
Suzanne M. Spellacy

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised of three Directors: Wesley E. Schultz (Chair), Duane D. Lambrecht and Colleen R. Skillings. Each member of the Audit Committee has been determined by the Board to be independent under the rules of the SEC. The Board has determined that Mr. Wesley E. Schultz and Colleen R. Skillings are qualified to be “Audit Committee Financial Experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act of 1934.

The Audit Committee acts under a written charter that sets forth its responsibilities and duties as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee Charter is available on the Company’s website at www.nutelecom.net and is also available in print, free of charge, upon request. Requests for a printed copy of the Audit Committee Charter should be submitted to the Corporate Secretary, New Ulm Telecom, Inc., at 27 North Minnesota Street, New Ulm, Minnesota 56073.

During the year ended December 31, 2014, the Audit Committee met with the Company’s management at each of its regularly scheduled meetings. The Audit Committee also met with a representative from Olsen Thielen & Co., Ltd., the Company’s independent registered public accounting firm, at several of its meetings. Agendas for the Audit Committee’s meetings are established by the Chair of the Audit Committee in consultation with the CFO. At those meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession as well as a summary of anonymous reports received via the Company’s anonymous reporting process. The Audit Committee also had separate executive sessions from time to time. The Audit Committee provides reports of its activities at each regularly scheduled Board meeting.

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses these reports with the Company’s management and the Company’s independent registered public accounting firm prior to the filing of each report with the SEC. In addition, the Audit Committee also reviews related matters, such as the quality of the Company’s accounting practices, alternative methods of accounting under generally accepted accounting principles in the United States and the preferences of the independent registered public accounting firm in this regard. The Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures are also discussed.

Management of the Company has the primary responsibility for the Company’s financial statements. The independent registered public accounting firm has responsibility for the audit of the Company’s financial statements. The responsibility of the Audit Committee is to oversee financial matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets periodically with representatives of Olsen Thielen & Co., Ltd. without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

The Audit Committee has also discussed with Olsen Thielen & Co., Ltd. that their firm is retained by the Audit Committee and that they must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with the Company’s management; and
•	Discussed with Olsen Thielen & Co., Ltd., the matters required to be discussed under Statement on Auditing Standards No. 114, The Auditors Communication with Those Charged with Governance, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee has received written disclosures and a letter, required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has also discussed with Olsen Thielen & Co., Ltd., its independence as it relates to the Company. The Audit Committee has concluded that Olsen Thielen & Co., Ltd. is independent with respect to the Company and its management.

The Audit Committee has reviewed and discussed the fees paid to Olsen Thielen & Co., Ltd. during the year ended December 31, 2014. The fees paid were for services related to the audit and other services and are included on page 30 under "Fees Billed and Paid to Independent Registered Public Accounting Firm."

The Audit Committee has adopted a policy that requires pre-approval of all services of Olsen Thielen & Co., Ltd. by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of this approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's policy that all proposed transactions by the Company with Directors, Officers, five percent shareholders and their affiliates, be entered into only if these transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of its Board.

REPORT OF AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting process. The Audit Committee operates under a written charter adopted by the Board.

In addition to its other duties described in the Committee’s Charter, the Audit Committee has:

•	Reviewed and discussed with the Company’s management and the independent registered public accounting firm, the audited financial statements as of December 31, 2014 and for the year then ended;
•	Discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance; and
•	Received from the independent registered public accounting firm, the written disclosures and letter required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and discussed their independence with them.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations, the Audit Committee recommended to the Board that the audited financial statements of the Company, as of December 31, 2014 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

Submitted by the Audit Committee of the Board of Directors

Wesley E. Schultz, Chair
Duane D. Lambrecht Colleen R. Skillings

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services of Independent Registered Public Accounting Firm for 2014

Olsen Thielen & Co., Ltd. served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014. The Audit Committee of the Board appointed Olsen Thielen & Co., Ltd. as the independent registered public accounting firm for the Company beginning with the fiscal year ended December 31, 2008.

Fees Billed and Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by Olsen Thielen & Co., Ltd. for professional services rendered for the fiscal years ended December 31, 2014 and 2013, respectively.

Fee Category	2014 Fees	2013 Fees
Audit Fees	$151,145	$151,377
Audit - Related Fees	6,200	6,100
Tax Fees	2,081	7,085
All Other Fees	110,230	54,771
Total Fees	$269,656	$219,333

Audit Fees

Audit fees are those billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees billed for assurance and services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” The audit-related fees for 2014 and 2013 related to the audits of the Company’s employee benefit plan.

Tax Fees

Tax fees are those billed for professional services for tax compliance and tax advice.

All Other Fees

All other fees are those for products and services other than the services reported above. The fees billed for all other services paid in 2014 and 2013, respectively, were for general regulatory assistance. The Company typically does not engage its current independent registered public accounting firm directly for other fees or services.

Independence

The Audit Committee of the Board has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the independent registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit Committee annually approves the scope and fees payable for the year-end audit to be performed by the independent registered public accounting firm for the next fiscal year. The Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee does not delegate to management, its responsibilities to pre‑approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all services the Company received from Olsen Thielen & Co., Ltd. during the year ended December 31, 2014.

Appointment of Independent Registered Public Accounting Firm for 2015

Subject to ratification by the shareholders at the May 28, 2015 Annual Meeting, the Audit Committee of the Board has appointed Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

Ratification of the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum, but are not considered votes cast and will not count either in favor or against the proposal. Abstentions are counted as present and entitled to vote for the purposes of determining a quorum, but are not counted for the purposes of determining whether shareholders have approved the matter. Therefore, if you abstain from voting on Proposal 2: Ratification of Olsen Thielen & Co., Ltd. as the Company’s Independent Registered Public Accounting Firm, it has the same effect as a vote against the proposal.

Representatives of Olsen Thielen & Co., Ltd. are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders in attendance.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE "FOR" THE RATIFICATION OF APPOINTMENT OF OLSEN THIELEN & CO., LTD. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES REPRESENTED BY PROXY WILL BE VOTED “FOR” THIS PROPOSAL, UNLESS YOU SPECIFY A DIFFERENT CHOICE ON THE ACCOMPANYING PROXY CARD.

PROPOSAL 3 – APPROVAL OF THE NEW ULM TELECOM, INC. 2015 EMPLOYEE STOCK PLAN

On February 24, 2015, our Board adopted the New Ulm Telecom, Inc. 2015 Employee Stock Plan (the “2015 Plan”), subject to shareholder approval. A copy of the 2015 Plan is attached to this proxy statement as Appendix A.

Purpose of the 2015 Plan

The purpose of the 2015 Plan is to enable New Ulm Telecom, Inc. (the “Company”) and its Subsidiaries to attract and retain employees by allowing these employees to acquire Company common stock, thereby aligning the financial interests of the employees with the other shareholders of the Company. The 2015 Plan provides for the issuance of Company common stock upon the attainment of objectives under the Company’s 2006 Employee Incentive Plans, as amended (“2006 Incentive Plan”).

Key Terms of the 2015 Plan

The following is a brief summary of the key terms of the 2015 Plan:

Key Plan Features                              Description

Plan Term	●	May 31, 2015, subject to shareholder approval

Eligible Participants	●	Employees participating in the 2006 Incentive Plan, or any successor plan or similar plan, are eligible to receive common stock under the 2015 Plan

Total Shares Authorized	●	200,000 shares of common stock

Individual Share Limits	●

Each individual is limited to the value of the annual award that he or she would otherwise be eligible to receive in cash under the 2006 Incentive Plan, subject to maximum percentage that may be set by the Compensation Committee

Type of Stock Awards	●	Common stock issued for attainment of objectives under the 2006 Incentive Plan

Vesting	●	All shares will be fully vested upon issuance

Features not permitted without Shareholder approval	●	Increase the number of shares reserved under the 2015 Plan

Overview of 2015 Plan

The Company currently operates Employee Incentive Plans for (i) employees other than Executive Officers and (ii) Executive Officers. Both plans were implemented in 2006, operate on an annual basis and make cash payments to employees on achievement of objective measurable corporate performance, with financial and customer-related targets. See “Compensation Policy – Cash-Based Incentive Compensation” on page 24 for a description of these plans. These Employee Incentive Plans are collectively referred to in this section as the “2006 Incentive Plan.” Each year the Company's Board of Directors determines the goals for payments under the 2006 Incentive Plan.

Although the Company maintain operates a Director Stock Plan under which each non-employee director is paid a portion of director fees in common stock, the Company has no plan or program under which employees may be issued Common Stock.

The Board of Directors wishes to increase the ownership of common stock by Company employees. Therefore, after approval of the 2015 Plan by the Company shareholders, each participant in the 2006 Incentive Plan will be able to elect to receive a portion of his or her payment under the 2006 Incentive Plan in the form of Company common stock, with the first payout made in 2016. The 2015 Plan will not increase the amounts payable under the 2006 Incentive Plan, but will simply give Company employees the ability to receive a portion of the payout in Company common stock.

Who is Eligible for Stock

Only Employees participating in the 2006 Incentive Plan, or any successor plan or similar plan, are eligible to receive Common Stock under the 2015 Plan.

Types of Stock Incentives to be Awarded

Only Common Stock may be issued under the 2015 Plan.

Administration

The Board, or the Compensation Committee if one is in operation, will administer the 2015 Plan. The Committee will have the power and authority to designate by resolution to determine:

•	The terms under which common stock may be issued under the 2006 Incentive Plan, or any successor plan, including the ability of Employees to elect to receive common stock;

•	The maximum percentage, if any, of the annual payout that an Employee may elect to receive in common stock; and

•

The date or dates on which Employees must elect whether to receive a payout under the 2006 Incentive Plan in common stock, which date or dates may be different for Employees that are executive officers of the Company or otherwise Reporting Persons subject to Section 16(a) of the Securities Exchange of 1934.

 The Committee also has the authority to:

•	Adopt, alter and repeal administrative rules, guidelines and practices governing the 2015 Plan as it, from time to time, deems advisable;

•	Interpret the terms and provisions of the 2015 Plan; and

•	Otherwise supervise the administration of the 2015 Plan.

Tax Consequences of stock payments to Participants and the Company

Common Stock issued under the 2015 Plan will be subject to ordinary income tax on issuance. The Company is entitled to a corresponding deduction at the time the participant recognizes taxable income on the Common Stock.

Additional Matter

The Board believes the 2015 Stock Plan will enable employees to participate in the long-term success and growth of the Company by enabling them to obtain Company common stock, which otherwise may be difficult for them to obtain given (i) the limited depth and liquidity in the Company common stock and (ii) the strict insider trading laws that the Company operates under.

Registration with the SEC

If the 2015 Plan is approved by our shareholders, we intend to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the 200,000 share issuable under the Plan.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE NEW ULM TELECOM, INC. 2015 EMPLOYEE STOCK PLAN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's Officers, Directors and beneficial owners of more than ten percent of the Company’s common stock are required to file reports of their beneficial ownership with the SEC. Based on the Company's review of copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2014, Executive Officers and Directors of the Company filed all reports with the SEC required under Section 16(a) to report their beneficial ownership on a timely basis.

ANNUAL REPORT ON FORM 10-K

Upon written request to New Ulm Telecom, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: President, the Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules as filed with the SEC, to any person whose proxy is being solicited. The Annual Report on Form 10-K can also be found on the Company’s website at www.nutelecom.net.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

The Company intends to mail the Proxy Statement for its 2016 annual meeting of shareholders on or about April 15, 2016. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2016 Annual Meeting of Shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Shareholder Proposals) and be received at the principal Executive Offices of the Company at 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: Bill Otis, no later than December 17, 2015. In addition, if the Company is not notified by March 1, 2016, of a proposal to be brought before the 2016 Annual Meeting of Shareholders by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING

The Proxy Statement, Proxy Form and Annual Report on Form 10-K, are available at the Company’s website, located at www.proxyvote.com.

OTHER MATTERS

The Company did not receive notice by December 15, 2014 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals are included in this proxy statement and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the meeting, please sign and date the proxy and return it promptly in the enclosed envelope, or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically either over the Internet at www.proxyvote.com or by touch tone telephone at 1-800-690-6903.

By Order of the Board of Directors

/s/ Barbara A.J. Bornhoft

Barbara A.J. Bornhoft

Corporate Secretary

New Ulm, Minnesota

April 15, 2015

APPENDIX A

NEW ULM TELECOM, INC.

2015 EMPLOYEE STOCK PLAN

1.            General Purpose of Plan; Definitions.

(a)       The name of this Plan is the New Ulm Telecom, Inc. 2015 Employee Stock Plan (the “Plan”). The purpose of the Plan is to enable New Ulm Telecom, Inc. (the “Company”) and its Subsidiaries to attract and retain employees by aligning the financial interests of these individuals with the other shareholders of the Company. The Plan provides for the issuance of Company Common Stock upon the attainment of objectives under the Company’s 2006 Employee Incentive Plans, as amended (“2006 Incentive Plan”).

(b)       For purposes of the Plan, the following terms are defined:

(i)           “Board” means the Board of Directors of the Company.

(ii)          “Committee” means the Committee referred to in Section 2 of the Plan. If at any time there is no Committee, then the functions of the Committee specified in the Plan will be exercised by the Board, unless the Plan specifically states otherwise.

(iii)       “Common Stock” means the Common Stock, $1.66 par value per share, of the Company.

(iv)       “Company” means New Ulm Telecom, Inc., a corporation organized under the laws of the State of Minnesota, and any successor corporation.

(v)         “Employee” means an employee of New Ulm Telecom, Inc. or any subsidiary of New Ulm Telecom, Inc.

(vi)       “Fair Market Value” means the value of the Share of Common Stock on a given date as determined by the Committee in good faith using reasonable valuation methods.

2.            Administration.

(a)       The Board has the power to delegate, by resolution, all or any portion of its authority under this Plan to any committee of the Board. Until such time as the Board delegates its authority under this Section 2, the Plan will be administered by the Board of Directors of the Company acting as a committee of the Whole.

(b)   The Committee will have the power and authority to designate by resolution to determine:

(i)           The terms under which Common Stock may be issued under the 2006 Incentive Plan, or any successor plan, including the ability of Employees to elect to receive Common Stock.

(ii)         The maximum percentage, if any, of the payout that an Employee can elect to receive in common stock.

(iii)       The date or dates on which any Employee must elect whether to receive a payout under the 2006 Incentive Plan in Common Stock, which date or dates may be different for Employees that are executive officers of the Company or otherwise Reporting Persons subject to Section 16(a) of the Securities Exchange of 1934.

(c)       The Committee also has the authority to:

(i)           Adopt, alter and repeal administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable;

(ii)         Interpret the terms and provisions of the Plan; and

(iii)       Otherwise supervise the administration of the Plan.

(d)      All shares of Common Stock issued under the Plan are to be issued at Fair Market Value.

3.            Stock Subject to Plan.

(a)       The total number of shares of Common Stock reserved and available for issue under the Plan will be 200,000.

(b)         Shares may be issued under the Plan only for achievement of objectives under the 2006 Incentive Plan, or any successor plan or similar plan, as operated by the Company on an annual basis.

(c)       In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Common Stock, or spin-off or other distribution of assets to shareholders, the Board will have the power to make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan, and in the number of outstanding unvested shares granted under the Plan, as may be determined to be appropriate by the Board, in its sole discretion.

4.            Eligibility.

(a)          Only Employees participating in the 2006 Incentive Plan, or any successor plan or similar plan, are eligible to receive Common Stock under the Plan.

5.            Amendments and Termination.

(a)         This Plan may be amended by the Board from time to time to the extent that the Committee deems necessary or appropriate. No amendment that would increase the number of shares reserved under Section 3(a) may be made without the approval  of the shareholders of the Company.

(b)      No shares may be issued under the Plan for any purpose other than for issuance under the 2006 Incentive Plan or any successor plan or similar plan under which payments are based upon achievement of Company-defined objectives.

6.            General Provisions.

(a)       Common Stock delivered under the Plan will be subject to such restrictions, if any, as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to these restrictions.

(b)       All shares received under this Plan will be subject to the Company’s Insider Trading Policy, as in effect from time to time.

(c)        Nothing contained in the Plan will prevent the Board of Directors from adopting other or additional employee compensation arrangements, subject to shareholder approval if required.

7.            Effective Date of the Plan; Termination Date of the Plan.

(a)       The Plan will become effective on the date it is approved by a vote of the shareholders of the Company in accordance with Minnesota law.

(b)      This Plan will operate for a period of ten years and will expire on May 31, 2025.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by New Ulm Telecom, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91248-P65256

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW ULM TELECOM, INC.

The Board of Directors recommends you vote FOR the following directors:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Dennis E. Miller	☐	☐	☐
1b. Wesley E. Schultz	☐	☐	☐
1c. Suzanne M. Spellacy	☐	☐	☐

NOTE: The nominees for Board of Directors, if elected, will each hold office until the Annual Meeting of Shareholders to be held in 2018 or until his/her successor is elected and qualified.

The Board of Directors recommends you vote FOR proposal 2:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Olsen Thielen & Co., Ltd. as the Company's independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:	**For**	**Against**	**Abstain**
3. To approve the New Ulm Telecom, Inc. 2015 Employee Stock Plan.	☐	☐	☐

For Address Changes/Comments, mark here. ☐
(see reverse for instructions)

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K and Telephone/Internet Insert (BR supplied) are available at www.proxyvote.com.

M91249-P65256

The undersigned hereby appoints James Jensen, Duane Lambrecht, Perry Meyer and Colleen Skillings or any of them, with power of substitution, as proxies to vote the shares of common stock of the undersigned in New Ulm Telecom, Inc. at the Annual Meeting of Shareholders to be held on May 28, 2015 at 10:00 a.m. at the New Ulm Event Center, located at 301 20th Street South, New Ulm, Minnesota and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified (and in the manner directed) on this proxy and described in the proxy statement furnished herewith.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS VOTING FOR THE ITEMS ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ITEMS ON THE REVERSE SIDE. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side